      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 2000
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                  ------------

                             DEL MONTE FOODS COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                                   13-3542950
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)

                   ONE MARKET, SAN FRANCISCO, CALIFORNIA 94105
               (Address of Principal Executive Offices) (Zip Code)

                             ----------------------

                              DEL MONTE CORPORATION
                         AIAP DEFERRED COMPENSATION PLAN
                           (Full titles of the Plans)

                             ----------------------

                            WILLIAM R. SAWYERS, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             DEL MONTE FOODS COMPANY
                   ONE MARKET, SAN FRANCISCO, CALIFORNIA 94105
                     (Name and Address of Agent for Service)
                                 (415) 247-3000
          (Telephone number, including area code, of agent for service)

                             ----------------------

                                   COPIES TO:
                             DOUGLAS D. SMITH, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                        ONE MONTGOMERY STREET, 26TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                                 (415) 393-8200

                         CALCULATION OF REGISTRATION FEE

=================================================================================================

     Title of                             Proposed Maximum    Proposed Maximum      Amount of
    Securities         Amount to be        Offering Price    Aggregate Offering    Registration
 to be Registered      Registered(1)         per Share            Price(2)             Fee
 ----------------      -------------      ----------------   ------------------    ------------
    Del Monte           $ 5,000,000             100%             $ 5,000,000          $1,320
 Corporation AIAP
     Deferred
Compensation Plan
 Obligations (3)
=================================================================================================

(1) The Del Monte Corporation AIAP Deferred Compensation Plan Obligations are unsecured obligations of the Registrant and certain affiliated companies to pay deferred compensation in the future in accordance with the terms of the Del Monte Corporation AIAP Deferred Compensation Plan. Pursuant to Rule 416 (c) under the Securities and Exchange Act of 1933, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).

(3) Amounts payable pursuant to the Del Monte Corporation AIAP Deferred Compensation Plan Obligations shall be distributed in the form of shares of the Registrant's Common Stock pursuant to Section 9 of the Del Monte Foods Company 1998 Stock Incentive Plan.
================================================================================

                                  INTRODUCTION

               This Registration Statement on Form S-8 is filed by Del Monte Foods Company, a Delaware corporation (the "Registrant"), relating to $ 5,000,000 of unsecured obligations of the Registrant and certain affiliated companies of the Registrant to pay deferred compensation in the future (the "Obligations") in accordance with the terms of the Del Monte Corporation AIAP Deferred Compensation Plan (the "Plan").


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

        The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

               (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, including all material incorporated by reference therein;

               (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000;

        All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

Item 4.  Description of Securities

        $5,000,000 of Obligations are being registered under this Registration Statement to be offered to certain eligible employees of the Registrant and certain affiliated companies of the Registrant ("Participating Employers") pursuant to the Plan. The Obligations are general unsecured obligations of the Participating Employers to pay deferred compensation in the future in accordance with the terms of the Plan, and rank pari passu with other unsecured and unsubordinated indebtedness of the Participating Employers from time to time outstanding.

        The amount of compensation deferred by each selected employee of Participating Employers ("Participant") in the Plan is determined in accordance with the Plan based upon elections by each Participant. The Plan permits each Participant to elect to defer up to one hundred percent (100%) but not less than five percent (5%) of his or her annual bonus paid in respect of a Plan Year under the Del Monte Corporation Annual Incentive Award Plan (the "Annual Deferral Amount"). The "Plan Year" for the Plan will begin on July 1, 2000 and end on June 30, 2001, and subsequent twelve (12) month periods thereafter. The Annual Deferral Amount will be credited to a Participant's Elective Deferral Account at the time the bonus would have otherwise been paid to the Participant. A Participant is fully vested in his or her Elective Deferral Account. In addition, the Plan provides that each Participating Employer will make matching contributions on behalf of its Participants in an amount not to exceed twenty five percent (25%) of a Participant's Annual Deferral Amount (the "Participating Employer Matching Contribution"), which will be credited to the Participant's Participating Employer Matching Contribution Account on the same date as the Participant's Annual Deferral Amount. A Participant vests in each Participating Employer Matching Contribution for a Plan Year credited to his or her Participating Employer Matching Account, based on full years of service completed measured from the beginning of such Plan Year, except that a Participant will be fully vested (ii) upon the death of the Participant, or
(iii) upon a change in control of the Registrant.

        Obligations will consist of an amount equal to each Participant's Account Balance under the Plan, which includes amounts credited to a Participant's Elective Deferral Account and Participating Employer Matching Contribution Accounts as well as other amounts credited as described below. The Account Balance is a bookkeeping entry only and is to be utilized solely as a device for the measurement and determination of the number of whole shares of Registrant's common stock to be credited to or in respect of a Participant pursuant to the Plan. At the time of crediting, a Participant's Account will be credited with a number of Deferred Stock Units (as defined in the Plan) equal to the dollar value of the deferral or Participating Employer contribution divided by the then Fair Market Value of a share of the Registrant's common stock. During each year of the Plan, a Participant's Account Balance will be deemed invested in Registrant's common stock. A Participant's Account Balance will fluctuate in value as if it had been invested in Registrant's common stock, but the Plan is not actually funded and amounts deferred under the Plan will not necessarily be invested in Registrant's common stock. The value of a Participant's Account Balance will increase or decrease in value based upon the Fair Market Value of Registrant's common stock. It is possible for the value of a Participant's Account Balance to decrease as a result of this deemed investment in Registrant's common stock, if the value of Registrant's common stock decreases. The Registrant's common stock payable hereunder shall be deemed the payment of stock bonuses pursuant to Section 9 of the Del Monte Foods Company 1998 Stock Incentive Plan.

        If the Participant experiences an unforeseeable financial emergency, as defined under the Plan, the Participant may petition the employee benefits committee (the "Committee") to (a) suspend any deferrals required to be made by a Participant and/or (b) receive a partial or full payout from the Plan. The payout may not exceed the lesser of the vested portion of the Participant's Account Balance, calculated as if such Participant were receiving a termination benefit (as described below), or the amount reasonably needed to satisfy the emergency. If, the petition for a suspension and/or payout is approved, suspension will take effect upon the date of approval and any payout well be made within thirty (30) days of the date of approval.

        A Participant may elect, at any time prior to retirement, to withdraw all of the vested portion of his or her Account Balance, calculated as if a termination of employment had occurred as of the day of the election, less a withdrawal penalty equal to ten percent (10%) of such amount. No partial withdrawals will be allowed.

        In the event of a Participant's retirement or disability, a Participant will receive the vested portion of his or her Account Balance in the form of whole shares of the Registrant's common stock equal to the number of Deferred Stock Units credited to his or her account either in a lump sum or in equal annual installments over a period of years in accordance with a Participant's election upon the commencement of participation in the Plan. Installment payments made in accordance with a Participant's election will commence no later than thirty (30) days from the date the Participant retires or becomes disabled and shall continue for a period not greater than fifteen (15) years from such date. In the event of a Participant's termination, a Participant will receive the vested portion of his or her Account Balance in the form of the Registrant's common stock equal to the number of shares credited to his other account in a lump sum. Generally, if a Participant dies after retirement or disability but before the retirement or disability benefit is paid in full, the Participant's unpaid retirement or disability benefit will continue and will be paid to the Participant's beneficiary for the remaining number of years in the installment period selected by the Participant. If no beneficiary is designated or in the event such beneficiary is not then living, the benefit will be paid to the Participant's estate over the remaining number of years in the installment period and in the same amounts as that benefit would have been paid to the Participant had the Participant survived. If a Participant dies while employed by a Participating Employer but before he or she retires, the Participant shall become fully vested in his or her Account Balance, and the Participant's beneficiary will receive a benefit equal to the Participant's Account Balance in a lump sum within thirty
(30) days of the Committee's receipt of proof of the Participant's death.

        A Participant's Obligations cannot be alienated, sold, transferred, assigned, pledged, attached or otherwise encumbered by the Participant in advance of actual receipt. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

        The Plan is administered by the Del Monte Corporation Employee Benefits Committee (the "Committee") appointed by the Del Monte Corporation Board of Directors (the "Board"). The Committee has the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

        The Board may terminate the Plan at any time. Upon the termination of the Plan, the vested portion of a Participant's Account Balance will be paid out as though the Participant had experienced a termination of employment on the date of Plan termination, or, if Plan termination occurs after the date upon which the Participant was eligible to retire, the Participant had retired on the date of Plan termination, or, if Plan termination occurs after the Participant retired or incurred a disability and commenced (but not completed) distribution hereunder, benefits shall continue to the Participant pursuant to the terms hereof without regard to the termination.

        Further, the Board may, at any time, amend or modify the Plan in whole or in part; except that no such amendment or modification may adversely affect a Participant's right to Obligations in the amount of the Participant's vested Account Balance as of the date of such amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant or beneficiary who was eligible to or did retire or incurred a disability on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected.

Item 5.  Interests of Named Experts and Counsel

        Not Applicable.

Item 6.  Indemnification of Directors and Officers

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

        The Registrant's Certificate of Incorporation provides for indemnification of officers and directors to the fullest extent permitted by Delaware Law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws.

         The Plan contains an indemnification provision indemnifying the members of the Del Monte Corporation Employee Benefits Committee in connection with claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan except in the case of willful misconduct by the committee or any of its members. The Registrant also carries liability insurance covering officers and directors.

Item 7.  Exemption from Registration Claimed

        Not Applicable.

Item 8.  Exhibits

Exhibit Number           Exhibit

4.1     Del Monte Corporation AIAP Deferred Compensation Plan.

5.1     Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1    Consent of KPMG LLP, Independent Public Accountants.

23.2    Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1 Power of Attorney (included on the signature pages to this Registration Statement on Form S-8).

Item 9.  Undertaking

        A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (l)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnity provisions incorporated by reference in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 31st day of May, 2000.

                                 DEL MONTE FOODS COMPANY

                                 By:     /s/ Richard G. Wolford
                                    --------------------------------------------
                                        Richard G. Wolford
                                 President, Chief Executive Officer and Director

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Meyers and William R. Sawyers, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

           SIGNATURE                           TITLE                   DATE

    /s/ Richard G. Wolford        Chairman of the Board,           May 23, 2000
--------------------------------  President, Chief Executive
    Richard G. Wolford            Officer and Director
                                  (Principal Executive Officer)


    /s/ David L. Meyers           Executive Vice President,        May 31, 2000
--------------------------------  Administration and Chief
    David L. Meyers               Financial Officer (Principal
                                  Financial Officer)


    /s/ Richard L. French         Senior Vice President,           May 24, 2000
--------------------------------  Controller and Chief
    Richard L. French             Accounting Officer (Principal
                                  Accounting Officer)


    /s/ Richard W. Boyce          Director                         May 31, 2000
--------------------------------
    Richard W. Boyce


    /s/ Timothy G. Bruer          Director                         May 26, 2000
--------------------------------
    Timothy G. Bruer


    /s/ Al Carey                  Director                         May 26, 2000
--------------------------------
    Al Carey

    /s/ Patrick Foley             Director                         May 31, 2000
--------------------------------
    Patrick Foley



    /s/ Brian E. Haycox           Director                         May 31, 2000
--------------------------------
    Brian E. Haycox


    /s/ Denise M. O'Leary         Director                         May 31, 2000
--------------------------------
    Denise M. O'Leary


    /s/ William S. Price, III     Director                         May 30, 2000
--------------------------------
    William S. Price, III


    /s/ Jeffrey A. Shaw           Director                         May 25, 2000
--------------------------------
    Jeffrey A. Shaw


    /s/ Wesley J. Smith           Director                         May 24, 2000
--------------------------------
    Wesley J. Smith


        The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustee (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 31st day of May, 2000


                                DEL MONTE CORPORATION AIAP DEFERRED
                                COMPENSATION PLAN

                                By:     /s/ William R. Sawyers
                                   -------------------------------------------
                                    William R. Sawyers,
                                    on behalf of the Del Monte Corporation
                                    Employee Benefits Committee, administrator
                                    of the Del Monte Corporation AIAP Deferred
                                    Compensation Plan

                                  EXHIBIT INDEX

Exhibit Number        Exhibit
--------------        -------
4.1                   Del Monte Corporation AIAP Deferred Compensation Plan.

5.1                   Opinion and consent of Gibson, Dunn & Crutcher LLP.

23.1                  Consent of KPMG LLP, Independent Public Accountants.

23.2                  Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).

24.1                  Power of Attorney (included on the signature pages to this Registration
                      Statement on Form S-8).

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